Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-121098) of Kyocera Corporation of our report dated August 1, 2006 relating to our audit of the financial statements of Kyocera Mita America, Inc. Savings and Investment Plan, as of December 31, 2005 and for the year then ended which appears in this Form 11-K.

/s/ Eisner LLP

New York, New York

December 4, 2006